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                                                                 Exhibit 10.7


                                                       Confidential Treatment
                                                                    Requested



             FY '98 Officer and Key Employee Profit Sharing Plan

         As approved by the board of directors on November 21, 1997


     Note: These policies are intended as a guideline to management. Management at its sole discretion may modify these policies in situations which it believes are exceptional. There is no implication that this profit sharing plan will be continued in this or any form in any subsequent year. Unless otherwise stated, date references in this plan are to the fiscal year beginning October 1, 1997, and ending September 30, 1998.

     PURPOSE

     We think that our stock, in the long run, is the best hope for significant capital appreciation. However, in a company of our size, officer and key employee compensation is tied strongly to the growth of the company, and management is often unable as a result to connect salary actions to individual performance at the officer/key employee level as aggressively as it would like. As a result, this plan has been adopted to redress the balance by providing additional compensation if the company has a good year.

     HOW THE PLAN WORKS

     To receive payment under this plan, an employee must be qualified, by meeting all of the following requirements:

     1. Except for vacation, sick leave, and other authorized leaves of absence, the employee must be on staff continually from October 1 or date of hire (whichever is later).

     2. The employee must not have beneficial ownership of 10% or more of the stock of the corporation (or hold options that, if exercised, would give that employee such ownership) during any part of the fiscal year.

     3. While on staff, the employee must be a full-time employee or officer of the corporation or one of its majority owned subsidiaries, and be specifically included under this plan by action of the board of directors.


                             November 21, 1997
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                                   - 2 -


     GENERAL CONDITIONS

     All bonuses under this plan will be based on company wide consolidated income and gross revenue, after removing the effect of any intra-company transfers between parent and subsidiaries, or between subsidiaries.

     Payments under this plan shall be in addition to any payments under the company-wide bonus plan.

     There will be no bonus payments unless the company achieves a gross revenue of at least [*] (the lower accrual limit). Bonus accrual will cease once the company's sales reach a total of at least [*] (the upper accrual limit).

     Between the upper and lower accrual limits, the bonus will be accrued linearly. For example, if the company's sales are halfway between the lower and upper accrual limits, 50% of the total possible bonus will be paid.

     General conditions for bonuses to be paid:

     If the targets above are met, bonuses will be paid provided that aftertax profits remain at least [*] of gross revenues. Otherwise, the amount payable as bonus will be reduced (possibly to 0) on a basis proportional to each individual's bonus, until after tax profit is [*]. Payments called for under this plan shall be made before any payments under the company-wide bonus plan.

     No bonus will be paid to an employee who is otherwise qualified, unless the employee is still on staff at the time that the bonus is scheduled to be paid (except for vacation, sick leave, and other authorized leaves of absence).

     Foreign currency conversions in all directions shall be done using a factor that closely approximates the actual exchange rate at the time the bonus pool and its division is determined (some time between the end of the fiscal year and the distribution date).

     Bonuses shall be distributed at a time convenient to the company, but no later than January 31 of the calendar year following the end of the fiscal year.

     All bonus payments to officers and key employees will follow the rules in this policy, but will be further specified on an individual basis.



                             November 21, 1997

* This information has been omitted and filed separately with the Commission pursuant to a request for confidential treatment.